Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

Kate Giha

614-508-1303

Media:

Chris Arnold

303-222-5912

Chipotle Mexican Grill, Inc. Reports First Quarter 2009 Results

•	Diluted EPS was $0.78

•	26 New Restaurants Opened

•	Comparable Restaurant Sales Increased 2.2%

Denver, Colorado – (Business Wire) – April 22, 2009 – Chipotle Mexican Grill, Inc. (NYSE: CMG and CMG.B) today reported financial results for its first quarter ended March 31, 2009.

Highlights for the first quarter of 2009 as compared to the first quarter of 2008 include:

•	Revenue increased 16.1% to $354.5 million

•	Comparable restaurant sales increased 2.2%

•	Restaurant level operating margin was 23.5%, an increase of 230 basis points

•	Net income was $25.4 million, an increase of 46.9%

•	Diluted earnings per share was $0.78 compared to $0.52 in 2008

“We are very pleased with our first quarter, particularly given the difficult operating environment,” said Steve Ells, Founder, Chairman and Co-CEO of Chipotle. “Our performance is the direct result of our continued focus on making great tasting food, from more socially responsible sources, and providing a great restaurant experience for our customers. We will continue this focus, while also looking to improve other elements of our business, including our marketing and the ways we communicate with our customers.”

“Our people culture is stronger than ever, and we’ve always believed this is an important driver of overall business performance,” said Co-Chief Executive Officer Monty Moran. “With more top-performing managers and crew than ever before we are setting new milestones with labor efficiencies, and we are seeing these gains without sacrificing customer service. In fact, despite the economic environment, we are seeing more positive customer service comments this year than we were last year.”

First quarter 2009 results

Revenue for the first quarter of 2009 increased 16.1% to $354.5 million from $305.3 million in the first quarter of 2008. Growth in revenue was attributable to new restaurants not in the comparable base and a 2.2% increase in comparable restaurant sales in the first quarter. Comparable restaurant sales growth was due to the impact of menu price increases implemented in the fourth quarter of 2008 partially offset by a decline in customer visits. Chipotle opened 26 new restaurants during the first quarter of 2009.

Restaurant level operating margins increased to 23.5% in the first quarter of 2009 from 21.2% in the first quarter of 2008, primarily due to menu price increases and a decrease in marketing and promotional spending. The majority of our 2009 marketing and promotional spend is expected to occur during the second and third quarters with the launch of our new marketing campaign.

General and administrative expenses were $23.7 million in the first quarter of 2009, or 6.7% of revenue, compared to $21.6 million in the first quarter of 2008, or 7.1% of revenue. In the first quarter of 2009, general and administrative expenses declined as a percentage of revenue due primarily to the impact of menu price increases and cost control efforts.

Income from operations increased to $41.2 million in the first quarter of 2009, compared to $26.8 million in the first quarter of 2008.

Net income for the first quarter of 2009 was $25.4 million, or $0.78 per diluted share, compared to $17.3 million, or $0.52 per diluted share in the first quarter of 2008.

“We are pleased with the results for the quarter, though we continue to remain cautious about the economy and consumer spending as we look forward. Our already strong restaurant level returns continue to improve as does our cash flow from operations, allowing us to repurchase more than $50 million in market value of our Class B common stock since October while increasing our cash on hand. We will continue our expansion plans and position ourselves to be in a stronger competitive position when we exit the recession than when it began,” said Chief Financial Officer, Jack Hartung.

Outlook

For the full year 2009, management expects the following:

•	Full year comparable restaurant sales increases in the low single digits

•	120-130 new restaurant openings

•	An effective tax rate of approximately 38.5%

•	Diluted weighted average common shares outstanding of approximately 32.2 million

Definitions

The following definitions apply to these terms as used throughout this release:

Comparable restaurant sales increases include company-operated restaurants only and represent the change in period-over-period sales for the comparable restaurant base. A restaurant becomes comparable in its 13th full calendar month of operation.

Average restaurant sales refers to the average trailing 12-month sales for company-operated restaurants in operation for at least 12 full calendar months.

Restaurant level operating margin represents total revenue less restaurant operating costs, expressed as a percent of total revenue.

Conference Call

Chipotle will host a conference call to discuss first quarter 2009 financial results today at 5:00 PM Eastern Time. Hosting the call will be Steve Ells, Founder, Chairman and Co-Chief Executive Officer, Monty Moran, Co-Chief Executive Officer, and Jack Hartung, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-888-713-4515 or 1-913-312-9303 for international callers. A replay will be available one hour after the call and can be accessed by dialing 1-888-203-1112 or 1-719-457-0820 for international callers. The password is 4788944. The replay will be available until April 29, 2009. The call will be webcast live from the Company’s Web site at Chipotle.com under the Investor Relations section. An archived webcast will be available approximately one hour after the end of the call.

About Chipotle

Steve Ells, Founder, Chairman and Co-Chief Executive Officer, started Chipotle with the idea that food served fast did not have to be a typical fast food experience. Today, Chipotle continues to offer a focused menu of burritos, tacos, burrito bowls (a burrito without the tortilla) and salads made from fresh, high-quality raw ingredients, prepared using classic cooking methods and served in a distinctive atmosphere. Through our vision of Food with Integrity, Chipotle is seeking better food not only from using fresh ingredients, but ingredients that are sustainably grown and naturally raised with respect for the animals, the land, and the farmers who produce the food. Chipotle opened its first restaurant in 1993 and currently operates more than 860 restaurants. For more information, visit Chipotle.com.

Forward-Looking Statements

Certain statements in this press release, including statements under the heading “Outlook” and elsewhere in the release related to our expected comparable restaurant sales increases, the number of restaurants we intend to open, our expected effective tax rate, and our expected number of common shares outstanding, as well as statements regarding planned marketing expenses, are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. We use words such as “anticipate”, “believe”, “could”, “should”, “estimate”, “expect”, “intend”, “may”, “predict”, “project”, “target”, and similar terms and phrases, including references to assumptions, to identify forward-looking statements. The forward-looking statements in this press release are based on information available to us as of the date any such statements are made and we assume no obligation to update these forward-looking statements. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: the uncertainty of our ability to achieve targeted levels of comparable restaurant sales increases; factors that could affect our ability to achieve and manage our planned expansion, such as the availability of a sufficient number of suitable new restaurant sites and the availability of qualified employees; changes in consumer preferences, general economic conditions or consumer discretionary spending; changes in the availability and costs of food; risks relating to our expansion into new markets; the risk of food-borne illnesses and other health concerns about our food products; the impact of federal, state or local government regulations relating to our employees and the sale of food or alcoholic beverages; the impact of litigation; risks related to our implementation of a new marketing strategy; our ability to protect our name and logo and other proprietary information; the potential effects of inclement weather; the effect of competition in the restaurant industry; risks related to our separation from McDonald’s and our having two classes of publicly-traded common stock; and other risk factors described from time to time in our SEC reports, including our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q, all of which are available on the Investor Relations page of our Web site at Chipotle.com.

Chipotle Mexican Grill, Inc.

Consolidated Statement of Income

(in thousands, except per share data)

(unaudited)

	Three months ended March 31,
	2009		2008
Revenue:
Restaurant sales	$354,456	100.0%	$305,327	100.0%

Restaurant operating costs:
Food, beverage and packaging	109,884	31.0	98,894	32.4
Labor	93,567	26.4	81,410	26.7
Occupancy	26,957	7.6	21,833	7.2
Other operating costs	40,663	11.5	38,373	12.6
General and administrative expenses	23,719	6.7	21,560	7.1
Depreciation and amortization	14,720	4.2	12,170	4.0
Pre-opening costs	1,893	0.5	2,831	0.9
Loss on disposal of assets	1,864	0.5	1,463	0.5

	313,267	88.4	278,534	91.2

Income from operations	41,189	11.6	26,793	8.8
Interest and other income	198	0.1	1,343	0.4
Interest and other expense	(73)	—	(74)	—

Income before income taxes	41,314	11.7	28,062	9.2
Provision for income taxes	(15,922)	(4.5)	(10,778)	(3.5)

Net income	$25,392	7.2%	$17,284	5.7%

Earnings per share:
Basic	$0.79		$0.53

Diluted	$0.78		$0.52

Weighted average common shares outstanding:
Basic	32,003		32,808

Diluted	32,362		33,330

Chipotle Mexican Grill, Inc.

Consolidated Balance Sheet

(in thousands, except per share data)

	March 31 2009	December 31 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$204,934	$88,044
Accounts receivable, net of allowance for doubtful accounts of $308 and $608 as of March 31, 2009 and December 31, 2008, respectively	3,375	3,643
Inventory	5,766	4,789
Current deferred tax asset	2,709	2,557
Prepaid expenses	13,661	11,764
Income tax receivable	—	285
Available-for-sale securities	—	99,990

Total current assets	230,445	211,072
Leasehold improvements, property and equipment, net	595,951	585,899
Other assets	6,264	6,075
Goodwill	21,939	21,939

Total assets	$854,599	$824,985

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$22,662	$23,890
Accrued payroll and benefits	31,524	24,469
Accrued liabilities	24,423	28,347
Current portion of deemed landlord financing	84	82
Income tax payable	9,923	—

Total current liabilities	88,616	76,788
Deferred rent	91,148	87,009
Deemed landlord financing	3,856	3,878
Deferred income tax liability	32,960	29,863
Other liabilities	5,473	4,857

Total liabilities	222,053	202,395

Shareholders’ equity:
Preferred stock, $0.01 par value, 600,000 shares authorized, no shares outstanding as of March 31, 2009 and December 31, 2008	—	—
Class A common stock, $0.01 par value, 200,000 shares authorized, 14,524 and 14,453 shares issued as of March 31, 2009 and December 31, 2008, respectively	145	145
Class B common stock, $0.01 par value, 30,000 shares authorized, 18,425 and 18,425 shares issued as of March 31, 2009 and December 31, 2008, respectively	184	184
Additional paid-in capital	507,724	501,993
Treasury stock, at cost, 1,122 and 692 shares at March 31, 2009 and December 31, 2008, respectively	(51,375)	(30,227)
Accumulated other comprehensive loss	(212)	(193)
Retained earnings	176,080	150,688

Total shareholders’ equity	632,546	622,590

Total liabilities and shareholders’ equity	$854,599	$824,985

Chipotle Mexican Grill, Inc.

Consolidated Statement of Cash Flows

(unaudited)

(in thousands)

	Three months ended March 31
	2009	2008
Operating activities
Net income	$25,392	$17,284
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	14,720	12,170
Deferred income tax provision	2,945	2,630
Loss on disposal of assets	1,864	1,463
Bad debt allowance	(299)	85
Stock-based compensation	3,372	1,845
Other	(19)	(33)
Changes in operating assets and liabilities:
Accounts receivable	567	1,409
Inventory	(977)	(251)
Prepaid expenses	(1,897)	(2,183)
Other assets	(189)	(668)
Accounts payable	(562)	4,022
Accrued liabilities	3,131	(3,171)
Income tax receivable/payable	10,208	8,198
Deferred rent	4,139	4,597
Other long-term liabilities	616	850

Net cash provided by operating activities	63,011	48,247

Investing activities
Purchases of leasehold improvements, property and equipment, net	(27,144)	(32,243)
Maturity of available-for-sale securities	99,990	20,000

Net cash provided by (used in) investing activities	72,846	(12,243)

Financing activities
Proceeds from option exercises	1,571	—
Excess tax benefit on stock-based compensation	630	—
Payments on deemed landlord financing	(20)	(18)
Acquisition of treasury stock	(21,148)	—

Net cash used in financing activities	(18,967)	(18)

Net change in cash and cash equivalents	116,890	35,986
Cash and cash equivalents at beginning of period	88,044	151,176

Cash and cash equivalents at end of period	$204,934	$187,162

Supplemental disclosures of non-cash information
Increase/(decrease) in purchases of leasehold improvements, property and equipment accrued in accounts payable	$(666)	$1,780

Chipotle Mexican Grill, Inc.

Supplemental Financial Data

(dollars in thousands)

(unaudited)

	For the three months ended
	Mar. 31, 2009	Dec. 31, 2008	Sept. 30, 2008	June 30, 2008	Mar. 31, 2008
Number of restaurants opened	26	39	20	49	28
Restaurant relocations or closures	(1)	—	—	(1)	(2)
Number of restaurants at end of period	862	837	798	778	730
Average restaurant sales	$1,755	$1,763	$1,768	$1,774	$1,767
Comparable restaurant sales increases	2.2%	3.5%	3.1%	7.1%	10.2%